                                                                    EXHIBIT 99.1
                         [AVANIR PHARMACEUTICALS LOGO]

                                  NEWS RELEASE
FOR IMMEDIATE RELEASE

                    Contact:  At AVANIR Pharmaceuticals:
                              Patrice Saxon, Investor Relations
                              858-622-5202
                              psaxon@avanir.com

                         AVANIR PHARMACEUTICALS REPORTS
                      THIRD QUARTER 2004 FINANCIAL RESULTS

      San Diego, August 13, 2004 - AVANIR Pharmaceuticals (AMEX: AVN) today reported a net loss for the third quarter of fiscal 2004 of $6.6 million, or $0.08 per share, compared with a net loss of $6.0 million, or $0.10 per share for the same period a year ago.

      Total operating expenses were $7.3 million in the third fiscal quarter of 2004, compared to $6.4 million in the same period in fiscal 2003. Research and development (R&D) expenses were $5.1 million in the third fiscal quarter of 2004, compared to $4.5 million in the same period a year ago. Research and development programs accounted for 70% of total operating expenses for the three months ended June 30, 2004 and June 30, 2003.

      The Company's Phase III clinical trial of Neurodex(TM) for the treatment of pseudobulbar affect in patients with multiple sclerosis and the ongoing Neurodex open-label safety study accounted for approximately 42% of all R&D outlays for the quarter. The Phase I clinical trial of our lead compound for the treatment of allergy and asthma accounted for approximately 20% of total R&D spending. The balance of R&D expenses were for preclinical research on potential treatments for inflammation and atherosclerosis, and antibody research programs. R&D spending is expected to continue at the present rate through this current quarter, our fourth fiscal quarter of 2004, as we proceed to analyze and report the results of the Neurodex Phase III clinical trial, continue the open label safety study of Neurodex, prepare for the additional Phase I clinical trials of our allergy/asthma drug candidate and continue preclinical research related to inflammation and atherosclerosis.

      Revenues for the third quarter of fiscal 2004 were $591,000, compared to $398,000 in the same period a year ago. Revenues in the third quarter of fiscal 2004 included $351,000 in revenues that the Company recognized from the sale of Abreva(R) royalty rights to Drug Royalty USA and $222,000 from government research grants. Revenues in the third quarter of fiscal 2003 included $298,000 in revenues recognized from the sale of Abreva royalty rights and $95,000 from government research grants.


                                     -more-
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BALANCE SHEET HIGHLIGHTS
      As of June 30, 2004, we had cash and investments in securities totaling $32.3 million, including cash and cash equivalents of $19.7 million, short and long-term investments of $11.7 million and restricted investments in securities of $857,000. In the third fiscal quarter, the Company completed an underwritten public offering of its Class A common stock, generating gross proceeds of approximately $28.8 million and net proceeds to the Company of approximately $26.5 million after underwriting discounts and issuance costs.

FISCAL YEAR-TO-DATE RESULTS
      The net loss attributable to common shareholders for the first nine months of fiscal 2004 was $19.6 million, compared to $16.3 million for the same period a year ago. The basic and diluted net loss per share was $0.27 for the first nine months of fiscal 2004, compared to $0.28 for the same period a year ago.

      Total operating expenses were $22.7 million in the first nine months of fiscal 2004 compared to $18.2 million in the same period in fiscal 2003. The 25% increase in operating expenses was primarily caused by a 22% increase in spending on R&D programs. Research and development expenses were $15.8 million in the first nine months of fiscal 2004, compared to $13.0 million in the same period a year ago. Research and development programs accounted for 70% and 71% of total operating expenses for the first nine months of fiscal 2004 and 2003, respectively.

      Revenues for the first nine months of fiscal 2004 amounted to $3.0 million, compared to $1.8 million for the same period last year. Revenues for the first nine months of fiscal year 2004 included $1.2 million in revenues that the Company recognized from the sale of Abreva royalty rights, $787,000 in sales of the raw material docosanol, $662,000 from government research grants, and $271,000 from research contracts and licenses. Revenues for the first nine months of fiscal 2003 included $1.4 million from the sale of Abreva royalty rights and $394,000 in government research grants.

ABOUT THE COMPANY
      AVANIR Pharmaceuticals is a drug discovery and development company focused on novel treatments for chronic diseases. The Company's most advanced product candidate, Neurodex(TM), is in Phase III clinical development for pseudobulbar affect, and in Phase II clinical development for neuropathic pain. A potential treatment for allergy and asthma, AVP 13358, is in Phase I clinical development. The Company's first commercialized product, Abreva(R), is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about AVANIR can be found at www.avanir.com.


                                     -more-
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CONFERENCE CALL AND WEBCAST
      Management will host a conference call with a simultaneous webcast today, August 13, 2004 at 10:30 a.m. Pacific/ 1:30 p.m. Eastern Time. The webcast will be broadcast live via the Internet. You may access the broadcast by logging onto AVANIR's web site at www.avanir.com or CCBN's www.companyboardroom.com, and following the directions on either website. Please go to either web site at least ten minutes early to register, download and install any necessary audio software. Replay of the webcast will be available for 90 days. A recording will be available by phone through August 20, 2004 and can be accessed by dialing 888-266-2081 (domestic) or 703-925-2533 (international), passcode 532796.


Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words like "estimate," "anticipate," "believe," "intend," "plan," or "expect" or similar statements are forward-looking statements. In regard to financial projections, risks and uncertainties include risks associated with royalties earned on product sales of docosanol, and results of clinical trials or product development efforts, as well as risks shown in AVANIR's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from AVANIR upon request. Such publicly available information sets forth many risks and uncertainties related to AVANIR's business and technology. The company disclaims any intent or obligation to update these forward-looking statements.


                              - tables to follow -
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                             AVANIR PHARMACEUTICALS
             SUMMARY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

                                                    THREE MONTHS ENDED JUNE 30,            NINE MONTHS ENDED JUNE 30,
                                                    ---------------------------            --------------------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:            2004               2003               2004               2003
------------------------------------------            ----               ----               ----               ----
Revenues                                          $    591,354       $    398,222       $  2,956,835       $  1,838,971
                                                  ------------       ------------       ------------       ------------
Operating expenses:
   Research and development                          5,092,916          4,523,860         15,829,240         12,995,762
   General and administrative                        1,236,214          1,185,881          4,154,442          3,477,765
   Sales and marketing                                 936,802            727,465          2,517,399          1,758,933
   Cost of product sales                                 3,102                 --            213,192              3,102
                                                  ------------       ------------       ------------       ------------
      Total operating expenses                       7,269,034          6,437,206         22,714,273         18,235,562
                                                  ------------       ------------       ------------       ------------
Loss from operations                                (6,677,680)        (6,038,984)       (19,757,438)       (16,396,591)
   Interest income                                      57,201             49,375            169,469            202,525
   Other income                                         11,116              8,060             30,485             19,919
   Interest expense                                     (7,706)           (11,113)           (28,233)           (34,448)
                                                  ------------       ------------       ------------       ------------
Net loss before income tax                        $ (6,617,069)      $ (5,992,662)      $(19,585,717)      $(16,208,595)
   Provision for income taxes                             (424)           (36,766)            (2,544)           (36,766)
                                                  ------------       ------------       ------------       ------------
Net loss                                          $ (6,617,493)      $ (6,029,428)      $(19,588,261)      $(16,245,361)
                                                  ============       ============       ============       ============
Net loss attributable to common shareholders      $ (6,617,493)      $ (6,035,755)      $(19,588,261)      $(16,273,306)
                                                  ============       ============       ============       ============
Net loss per share:
     Basic and diluted                            $      (0.08)      $      (0.10)      $      (0.27)      $      (0.28)
                                                  ============       ============       ============       ============
Weighted average number of common shares
   outstanding:                                     78,256,417         58,741,635         73,740,318         58,463,328
                                                  ============       ============       ============       ============

CONSOLIDATED BALANCE SHEET DATA:                                    JUNE 30, 2004     SEPTEMBER 30, 2003
--------------------------------                                    -------------     ------------------
Cash and cash equivalents                                            $19,708,480          $12,198,408
Short and long-term investments in securities                         11,713,131            4,402,284
Restricted investments in securities                                     856,597              856,597
                                                                     -----------          -----------
    Total cash, cash equivalents and investments in securities       $32,278,208          $17,457,289
Net working capital                                                  $20,533,741          $10,619,216
Total assets                                                         $43,442,542          $29,645,257
Deferred revenue                                                     $21,461,496          $22,742,641
Total liabilities                                                    $27,660,805          $28,608,026
Shareholders' equity                                                 $15,781,737          $ 1,037,231